Exhibit 10.3

WERNER ENTERPRISES, INC.
CHANGE IN CONTROL SEVERANCE PLAN

Effective February 23, 2021

i

2.36	Target Bonus	5
2.37	Tier Level Multiplier	5

ARTICLE THREE ELIGIBILITY AND PARTICIPATION		5
3.01	Eligibility	5
3.02	Exclusive Benefits	5
3.03	Conditions	6
3.04	Change in Participation	6

ARTICLE FOUR SEVERANCE BENEFITS		6
4.01	Release Requirement	6
4.02	CIC Qualifying Termination	6
4.03	Section 409A	8
4.04	Enforcement Costs	9
4.05	Code Section 280G	9
4.06	Recoupment or Recovery of Severance Benefits	11

ARTICLE FIVE AMENDMENT AND TERMINATION		11

ARTICLE SIX MISCELLANEOUS		11
6.01	Participant Rights	11
6.02	Administrator Authority	11
6.03	Claims and Appeals Procedure	12
6.04	Reliance on Tables and Reports	14
6.05	Expenses; Attorney's Fees	14
6.06	Successors	14
6.07	Construction	15
6.08	References to Other Plans and Programs	15
6.09	Notices	15
6.10	Service of Legal Process	15
6.11	Plan Year	15
6.12	No Duty to Mitigate	15
6.13	Withholding of Taxes	15
6.14	Governing Law	15
6.15	Validity/Severability	15
6.16	Miscellaneous	16
6.17	Source of Payments	16
6.18	Survival of Provisions	16

Annex A - Initial Participants		17
Annex B - Restrictive Covenants		18
Annex C - Form of Release		21
ii

ARTICLE ONE
INTRODUCTION

1.01    Purpose of the Plan. Werner Enterprises, Inc. (the “Company”) considers it essential and in the best interests of its shareholders (i) to facilitate executives acting in the interest of shareholders in the event of an anticipated or actual change in control of the Company; (ii) to provide for the Company’s change in control severance arrangements under a consistent framework; and (iii) to protect the Company’s business interests and confidential information through post-termination covenants. Accordingly, pursuant to the terms of this Plan, effective February 23, 2021, the Company will provide Severance Benefits to an eligible executive in the event of a CIC Qualifying Termination (as defined below) of the eligible executive’s employment. No benefits will be provided pursuant to this Plan except upon the occurrence of a CIC Qualifying Termination. The meaning of capitalized terms used throughout the Plan is determined under Article Two, except as they are otherwise defined in the Plan.
1.02    Plan Status. The Plan is intended to be a top hat welfare benefit plan under ERISA for a select group of management or highly compensated executives, so that it is subject only to the administration and enforcement provisions of ERISA.

ARTICLE TWO
DEFINITIONS

Where the following words and phrases appear in this Plan with initial capital letters, they shall have the meaning set forth below, unless a different meaning is plainly required by the context.

2.01    “Accounting Firm” means a nationally recognized accounting firm, or actuarial, benefits or compensation consulting firm, in each case with experience in performing calculations regarding the applicability of Code Section 280G and of the tax imposed by Code Section 4999, as selected by the Company.

2.02    “Earned Obligations” means a lump sum payment of earned and unpaid Base Salary, any annual bonus award earned by Participant for a fiscal year of the Company that ended prior to Participant’s date of termination that has not yet been paid, earned and unused vacation or paid time off, and other earned benefits through the date of termination, paid on the same basis as paid upon any voluntary termination of employment.
2.03    “Administrator” means the Committee. The Committee may delegate its duties and authority as Administrator to officers and employees of the Company.
2.04    “Annual Incentive Plan” means, with respect to a Participant, the Company’s annual incentive plan in which the Participant may be eligible and participates at the time of the Participant’s CIC Qualifying Termination.
2.05    “Base Salary” means, with respect to a Participant, the Participant’s annual base salary in effect on the date of the Participant’s CIC Qualifying Termination (disregarding for this purpose any reduction giving rise to a termination for Good Reason).
2.06    “Board” means the Board of Directors of the Company.

2.07    “Cause” means any of the following with respect to a Participant:
(a)    material misappropriation of any of the Company's funds or property;
(b)    conviction of, or the entering of a guilty plea or plea of no contest with respect to, a felony, or the equivalent thereof;
(c)    commission of an act of willful damage, willful misrepresentation, willful dishonesty, or other willful conduct that can reasonably be expected to have a material adverse effect on the business, reputation, or financial situation of the Company; provided, however, no act, or failure to act, on the part of Participant shall be considered to have been “willfully” performed or omitted, unless done, or omitted to be done, by him or her in bad faith and without reasonable belief that his or her action or omission was in, or not opposed to, the best interest of the Company; or
(d)    gross negligence or willful misconduct in performance of Participant's duties; provided, however, “cause” shall not exist under this clause (d) with respect to an act or failure to act unless the Participant has (1) been provided written notice describing in sufficient detail the acts or failure to act giving rise to the Company's assertion of such gross negligence or misconduct, (2) been provided a reasonable period to remedy any such occurrence, and (3) failed to sufficiently remedy the occurrence.
2.08    “Change in Control” shall have the meaning set for the Werner Enterprises, Inc. Amended and Restated Equity Plan, as amended from time to time (or any shareholder approved successor plan thereto). To the extent any provision of this Plan would cause a payment of an amount subject to Section 409A (and not otherwise exempt from Section 409A) to be made because of the occurrence of a Change in Control, then such payment shall not be made unless such Change in Control also constitutes a “change in ownership,” “change in effective control” or “change in ownership of a substantial portion of the Company’s assets” within the meaning of Code Section 409A; provided, that other Participant rights that are tied to a Change in Control, such as vesting, shall not be affected by this paragraph.
2.09    “CIC Period” means the period commencing on the first effective date of the Change in Control and ending on the second anniversary thereof.
2.10    “CIC Qualifying Termination” means, with respect to a Participant, the Participant’s Separation from Service within the CIC Period (a) initiated by the Employer without Cause, or (b) initiated by the Participant for Good Reason.
2.11    “Code” means the Internal Revenue Code of 1986, as amended and the proposed, temporary and final regulations promulgated thereunder. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.12    “Committee” means the Compensation Committee of the Board.
2.13    “Company” means Werner Enterprises, Inc., a Nebraska corporation, or its successor or assignee.
2.14    “Director” means a member of the Board.

2.15    “Disability” shall mean, with respect to a Participant, the date on which the insurer or administrator under the Employer’s program of long-term disability insurance determines that the Participant is eligible to commence benefits under such insurance.
2.16    “Effective Date” means the date on which this Plan is effective, February 23, 2021.
2.17    “Employer” means the Company and each Subsidiary.
2.18    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.19    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder. Reference to any section or subsection of the Exchange Act includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.
2.20    “Excise Tax” shall mean, collectively (a) the tax imposed by Code Section 4999 by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Code Section 280G, (b) any similar tax imposed by state or local law, and (c) any interest or penalties with respect to any tax described in clause (a) or (b).
2.21    “Good Reason” means the occurrence of any of the following events without the Participant’s consent:
(a)    Any material and adverse reduction or material and adverse diminution in a Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised or assigned at any time during the 90-day period immediately preceding the Change in Control;
(b)    Any reduction in a Participant's annual Base Salary (other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions) as in effect immediately preceding the Change in Control or as the same may be increased from time to time; or
(c)    A Participant being required by the Company to be based at any office or location that is more than seventy (70) miles from the location where the Participant was employed immediately preceding the Change in Control;
A Participant cannot terminate his or her employment for Good Reason unless he or she, within 90 days following the first occurrence of any of the events set forth in this Section 2.21, (i) delivers written notice to the Company of his or her intention to terminate his or her employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to Participant’s right to terminate employment for Good Reason, (ii) provides the Company with at least thirty (30) days to cure the circumstances and, (iii) if the Company is not successful in curing the circumstances, Participant terminates employment within thirty (30) days of the Company’s failure to cure such circumstances. If the Participant does not terminate his or her employment for Good Reason pursuant to this paragraph, then the Participant will be deemed to have waived his or her right to terminate for Good Reason with respect to such grounds.

For the avoidance of doubt, notwithstanding the occurrence of any of the events set forth above in this definition, Good Reason shall not include for the purpose of this definition an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant.
2.22    “Notification Letter” means a letter notifying an executive of his or her eligibility for participation in the Plan that meets the requirements of the following sentence. An offer-of-employment or promotion letter or other letter from the Employer shall constitute a “Notification Letter” if it specifically communicates the executive’s eligibility in the Plan, requires the executive to sign and return the letter (i) to agree to the terms and conditions of the Plan; (ii) to agree to the Restrictive Covenants; and (iii) if there is any pre-existing right to severance benefits (or similar benefits) in connection with a Change in Control from the Employer, to waive all such benefits in favor of benefits under this Plan.
2.23    “Notice of Termination” means a written notice of termination of employment for Cause or Disability given by the Employer to a Participant in the manner specified in Section 6.10, which states the specific termination provision in the Plan relied upon for the termination, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision so indicated, and specifies the Participant’s date of termination.
2.24    “Participant” means each individual who has become a Participant pursuant to Section 3.01, and who has not ceased to be a Participant under Section 3.04.
2.25    “Payment” means any payment or benefit in the nature of compensation (within the meaning of Code Section 280G(b)(2)) received or to be received by a Participant or for the benefit of a Participant, whether payable under the terms of this Plan or any other plan, arrangement or agreement with the Employer or an affiliate of the Employer.
2.26    “Person” means any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act.
2.27    “Plan” means this Werner Enterprises, Inc. Change in Control Severance Plan, as set forth herein and as it may be amended from time to time, or any successor plan, program or arrangement thereto.
2.28    “Release” means an agreement, which shall be substantially similar to the form of Release attached hereto as Exhibit A, in which the Participant releases claims in connection with a termination of the Participant’s employment with the Employer and re-affirms the Participant’s obligation to observe the terms of the Restrictive Covenants.
2.29    “Release Consideration Period” means the period of time specified by the Release, not to exceed forty-five (45) days, during which the affected Participant is permitted to consider whether or not to sign the Release.
2.30    “Release Revocation Period” means the period of time specified by the Release, not to exceed seven (7) days (or such longer period as may be required by applicable law), during which the Participant is permitted to revoke the signed Release.
2.31    “Restrictive Covenants” means, with respect to a Participant, the restrictive covenants set forth in Annex B attached hereto and made a part of this Plan.

2.32    “Section 409A” means Section 409A of the Code and the Department of Treasury and Internal Revenue Service guidance thereunder.
2.33    “Separation from Service” means “separation from service” from the Employer and all Subsidiaries as described under Section 409A(a)(2)(A)(i). A Participant who is both an employee and a Director will not have a Separation from Service until he or she has a Separation from Service with respect to both his or her employment and his or her Board membership.
2.34    “Severance Benefits” means the severance pay and the other benefits payable to a Participant pursuant to Article Four of the Plan.
2.35    “Subsidiary” means any entity in which the Company, directly or indirectly, beneficially owns more than fifty percent (50%) of such entity’s equity interest by vote and value.
2.36    “Target Bonus” means, with respect to a Participant, the Participant’s target annual cash incentive under the Annual Incentive Plan for the performance period containing the date of the Participant’s CIC Qualifying Termination.
2.37    “Tier Level Multiplier” means the multiple of Base Salary and Target Bonus payable under Section 4.02 that is established by the Committee for a Participant. Participants shall be placed at a level of 1X, 1.5X or 2X by the Committee.
ARTICLE THREE
ELIGIBILITY AND PARTICIPATION
3.01    Eligibility. The Committee may select and deselect senior executives of the Company as Participants from time to time and designate the Participant’s Tier Level Multiplier. The Administrator will provide notice to each such executive of his or her selection for Plan participation by means of a Notification Letter in the manner provided by Sections 2.22 and 6.10. Each such executive will become a Participant on the date the executive signs and properly returns the Notification Letter. Annex A of the Plan sets forth the names of the executives who have been designated as Participants as of the effective date of the Plan. The Committee may amend Annex A to indicate the executives eligible to participate from time to time (or to reflect the removal of executives as Participants in a manner consistent with the terms of the Plan).
3.02    Exclusive Benefits. Any Severance Benefits payable to a Participant under this Plan will be paid solely in lieu of, and not in addition to, any severance benefits payable under any offer letter, severance arrangement or other program or agreement on account of the Participant’s termination of employment with the Employer under the circumstances covered by this Plan. A Participant’s acceptance of participation in this Plan pursuant to Section 3.01 above shall constitute a waiver by such Participant of all other rights to severance benefits (or any similar separation benefits) in connection with a Change in Control that the Participant may have or claim with respect to the Employer.

3.03    Conditions. A Participant’s entitlement to any Severance Benefits under Article Four will be subject to the following:
(a)    the Participant executing and delivering to the Company the Notification Letter as described in Section 3.01;
(b)    the Participant experiencing a CIC Qualifying Termination; and
(c)    the Participant executing a Release as described in Section 4.01.
3.04    Change in Participation. An individual shall cease to be a Participant on the date on which the individual ceases to be an employee of the Employer other than by a CIC Qualifying Termination. Except as provided in this and the next sentence, the Committee may discontinue or reduce an individual’s status as a Participant; provided, however, that no such discontinuance or reduction shall become effective (i) during the one-year period following the date on which advance written notice of such discontinuance or reduction is provided to the affected Participant in the manner specified in Section 6.10, or (ii) during the CIC period. In the event that an individual incurs a CIC Qualifying Termination while still a Participant, such individual shall remain a Participant until all Severance Benefits required to be provided to the Participant under the terms of the Plan on account of such CIC Qualifying Termination have been paid or provided.
ARTICLE FOUR
SEVERANCE BENEFITS
4.01    Release Requirement. A Participant will be eligible for the Severance Benefits described in Section 4.02 below, subject to the Release requirement specified in this Section 4.01. Within seven (7) days following the date of the Participant’s Separation from Service which qualifies for benefits under the Plan, the Company shall provide the Participant with a Release Agreement in a manner and form acceptable to the Company. As a condition of receiving the Severance Benefits described in Section 4.02, the Participant must execute and deliver the Release to the Company within the Release Consideration Period, the Release Revocation Period must expire without revocation of the Release by the Participant, and the Participant must be in material compliance with the Restrictive Covenants set forth in this Plan. In the event the Participant materially breaches one or more of such Restrictive Covenants, the Participant will forfeit any such Severance Benefits that have not been paid or provided to the Participant and must repay to the Company the amount (or equivalent cash value) of any such Severance Benefits that have been paid to the Participant.
4.02    CIC Qualifying Termination. In the event that a Participant incurs a CIC Qualifying Termination, the Company shall pay or provide to the Participant the Earned Obligations and the following Severance Benefits, subject to the Release requirement specified in Section 4.01 above.
(a)    Severance Pay. The Company shall pay to the Participant an amount equal to the Participant’s Tier Level Multiplier times the sum of (i) the Participant’s Base Salary, and (ii) the Participant’s Target Bonus. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).
(b)    Pro-Rata Target Bonus for Year of Termination. The Company shall pay to the Participant a lump sum cash payment equal to the amount of the target annual cash incentive payment to which the Participant was entitled under the Annual Incentive Plan for the performance period that includes the Participant’s date of termination, multiplied by a fraction (i) the numerator of which equals the number of days in such performance period during which the Participant was employed by the Employer (rounded up to the next highest number of days in the case of a partial day of employment), and (ii) the denominator of which is the total number of days in such performance period. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).
(c)    Health Benefits Continuation. Subject to a Participant’s (i) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), with respect to the Company’s group health plans in which such Participant participated immediately prior to Separation from Service, and (ii) continued payment by such Participant of applicable premiums for such health plan coverages at the applicable active employee premiums (disregarding, for this purpose, the Participant’s inability to pay premiums on a pre-tax basis), the Company shall provide reimbursement of the difference between the monthly COBRA premiums paid by the Participant for himself or herself and/or his or her eligible dependents and the monthly premiums paid by similarly situated active executives (the “Benefit Continuation”). The Benefit Continuation will continue until the earliest of (1) expiration of the Participant’s Coverage Period (as defined below), (2) Participant ceasing to be eligible under COBRA, and (3) Participant becoming eligible for coverage under the health benefit plan(s) of a subsequent employer. If the Company is unable to provide, or is unable to continue to provide, reimbursement of the Participant’s premiums for COBRA continuation coverage as contemplated hereunder due to restrictions imposed by law, the Company shall pay Participant a taxable lump sum cash payment equal to the number of months remaining in the Coverage Period multiplied by the applicable active employee premiums. For purposes of this section 4.02(c), “Coverage Period” means the number of months equal to the Participant’s Tier Level Multiplier times twelve (12). Notwithstanding the foregoing, if the Benefit Continuation provided by the Company under this Section 4.02(c) would violate the nondiscrimination rules applicable to non-grandfathered health plans, or would result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the related regulations and guidance promulgated thereunder (the “ACA”), the Company shall reform this Section 4.02(c) in a manner as is necessary to comply with such nondiscrimination rules and/or the ACA. Benefit Continuation reimbursement shall be paid to the Participant on the first (1st) day of the month immediately following the month in which the Participant timely remits his or her premium payment (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).
(d)    Equity and Long-Term Incentives. Any equity or long-term compensation grant or award outstanding to the Participant shall be treated as specified by the terms of the applicable equity or long-term incentive compensation plan under which the grant or award was made and the applicable award agreement.
(e)    401(k) Match. To the extent not contributed on or before Separation from Service, the Company shall pay the Participant an amount equal to any matching contribution that would have been made to his or her 401(k) retirement plan account for the year of termination if such Participant had remained in the employ of the Company as of the applicable 401(k) match contribution date. This amount shall be paid to the Participant in a lump sum within sixty (60) days following the date of the Participant’s Separation from Service (except as provided in Section 4.03(f) and subject to the requirements of Section 4.03(e)).

4.03    Section 409A.
(a)    To the extent necessary to ensure compliance with Section 409A, or an exemption thereunder, the provisions of this Section 4.03 shall govern in all cases over any contrary or conflicting provision in the Plan. It is the intent of the Company that this Plan comply with the requirements of Section 409A, or an exemption thereunder, with respect to any nonqualified deferred compensation subject to Section 409A. The Plan shall be interpreted and administered to maximize the exemptions from Section 409A and, to the extent the Plan provides for deferred compensation subject to Section 409A, to comply with Section 409A and to avoid the imposition of tax, interest and/or penalties upon any Participant under Section 409A.
(b)    The Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant (or any other individual claiming a benefit through the Participant) on account of non-compliance with Section 409A of the Code. However, following the occurrence of a Change in Control, the Company shall exercise its good faith best efforts to minimize any adverse impact to a Participant with respect to the Severance Benefits payable to the Participant under this Plan (for example, by preserving the availability of the Section 409A short-term deferral exemption with respect to such benefits to the extent possible and by avoiding any forfeiture of a Participant’s benefits or any other non-payment of benefits due under this Plan).
(c)    The right to a series of payments under the Plan will be treated as a right to a series of separate payments. Each separate payment that is made within two and one-half (2-½) months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A. Each separate payment that is made later than two and one-half (2-½) months following the end of the year that contains the date of the Participant’s Separation from Service is intended to be exempt under the two-times exception of Treasury Reg. § 1.409A-1(b)(9)(iii), up to the limitation on the availability of that exception specified in the regulation and subject to the conditions on the applicability of that exemption. Then, each separate payment that is made after the two-times exception ceases to be available shall be subject to delay, as necessary, in accordance with Section 4.03(f) below.
(d)    It is intended that each lump sum payment made pursuant to Section 4.02(b), shall be exempt from Section 409A as a short-term deferral within the meaning of the final regulations under Section 409A.
(e)    To the extent necessary to comply with Section 409A, in no event may a Participant, directly or indirectly, designate the taxable year of payment. In particular, to the extent necessary to comply with Section 409A, because any payment to a Participant under this Plan is conditioned upon the Participant’s executing and not revoking a Release, if the designated payment period for such payment begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year.
(f)    To the extent necessary to comply with Section 409A, references in this Plan to “termination of employment” or “terminates employment” (and similar references) shall have the same meaning as Separation from Service, and no payment subject to Section 409A that is payable upon a termination of employment shall be paid unless and until (and not later than applicable in compliance with Section 409A) the Participant incurs a Separation from Service. In addition, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) at the time of his or her Separation from Service, any nonqualified deferred compensation subject to Section 409A that would otherwise have been payable on account of, and within the first six (6) months following, the Participant’s Separation from Service, and not by reason of another event under Section 409A(a)(2)(A), will become payable on the first business day after six (6) months following the date of the Participant’s Separation from Service or, if earlier, the date of the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Participant’s Separation from Service occurs shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.
(g)    To the extent that any reimbursement by the Employer to a Participant of eligible expenses under this Plan constitutes a “deferral of compensation” within the meaning of Section 409A (a “Reimbursement”) (i) the Participant must request the Reimbursement (with substantiation of the expense incurred) no later than thirty (30) days following the date on which the Participant incurs the corresponding eligible expense; (ii) subject to any shorter time period provided in any expense reimbursement policy of the Employer or specifically provided otherwise in this Plan, the Employer shall make the Reimbursement to the Participant on or before the last day of the calendar year following the calendar year in which the Participant incurred the eligible expense; (iii) the Participant’s right to Reimbursement shall not be subject to liquidation or exchange for another benefit; and (iv) the amount eligible for Reimbursement in one calendar year shall not affect the amount eligible for Reimbursement in any other calendar year.
4.04    Enforcement Costs. Each party shall bear its own costs and expenses, including legal fees, that may be incurred in enforcing its respective rights under this Plan.
4.05    Code Section 280G.
(a)    A Participant shall bear all expense of, and be solely responsible for, any Excise Tax; provided, however, that any Payment that would constitute a “parachute payment” within the meaning of Code Section 280G shall be reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit that would be received by the Participant if no such reduction was made.
(b)    The “net after-tax benefit” shall mean (i) the Payments which the Participant receives or is then entitled to receive from the Employer that would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable by the Participant with respect to the foregoing calculated at the highest marginal income tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of Excise Tax imposed with respect to the payments and benefits described in (b)(i) above.
(c)    All determinations under this Section 4.05 will be made by an Accounting Firm. The Accounting Firm shall be required, in part, to evaluate the extent to which payments are exempt from Section 280G as reasonable compensation for services rendered before or after the Change in Control. All fees and expenses of the Accounting Firm shall be paid solely by the Company. The Company will direct the Accounting Firm to submit any determination it makes under this Section 4.05 and detailed supporting calculations to both the Participant and the Company as soon as reasonably practicable following the Change in Control or the CIC Qualifying Termination, as applicable.
(d)    If the Accounting Firm determines that one or more reductions are required under this Section 4.05, such Payments shall be reduced in the order that would provide the Participant with the largest amount of after-tax proceeds (with such order determined by the Accounting Firm) to the extent necessary so that no portion thereof shall be subject to the Excise Tax, and the Company shall pay such reduced amount to the Participant. To the extent any order of reduction of Payments is required to be set forth herein, then such reduction shall be applied in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced next (if necessary, to zero), with amounts that are payable or deliverable last reduced first; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); (iv) payments due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24 will be reduced next (if necessary, to zero), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); and (v) all other non-cash benefits will be next reduced pro-rata. Any reductions made pursuant to each of clauses (i)—(v) above will be made in the following manner: first, a pro rata reduction of cash payments and payments and benefits due in respect of any equity not subject to Section 409A, and second, a pro rata reduction of cash payments and payments and benefits due in respect of any equity subject to Section 409A as deferred compensation. In no event will the Participant have any discretion with respect to the ordering of any payment reductions.
(e)    As a result of the uncertainty in the application of Code Section 280G at the time that the Accounting Firm makes its determinations under this Section 4.05, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed (collectively, the “overpayments”), or that additional amounts should be paid or distributed to the Participant (collectively, the “underpayments”). If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Employer or the Participant, which assertion the Accounting Firm believes has a high probability of success or is otherwise based on controlling precedent or substantial authority, that an overpayment has been made, the Participant must repay the overpayment to the Company, without interest; provided, however, that no loan will be deemed to have been made and no amount will be payable by the Participant to the Company unless, and then only to the extent that, the deemed loan and payment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999. If the Accounting Firm determines, based upon controlling precedent or substantial authority that an underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the Company will promptly pay the amount of that underpayment to the Participant without interest.

(f)    The parties will provide the Accounting Firm access to and copies of any books, records, and documents in their possession as reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 4.05. For purposes of making the calculations required by this Section 4.05, the Accounting Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.
4.06    Recoupment or Recovery of Severance Benefits. Severance Benefits under the Plan shall be subject to any policy of recoupment of compensation adopted or amended from time to time by the Board or the Committee, including, without limitation, any policy they deem necessary or desirable to comply with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (providing for recovery of erroneously awarded compensation), Section 304 of the Sarbanes-Oxley Act of 2002 (providing for forfeiture of certain bonuses and profits), and any implementing rules and regulations of the U.S. Securities and Exchange Commission and applicable listing standards of a national securities exchange adopted in accordance with either of these Acts which policy is incorporated into this Plan.
ARTICLE FIVE
AMENDMENT AND TERMINATION
Subject to the next sentence, the Committee in all respects shall have the right at any time and from time to time, by instrument in writing, to amend, modify, alter, or terminate the Plan in whole or in part and the Committee shall notify Participants of any such amendment, modification, alteration or termination of the Plan. Notwithstanding the foregoing or anything in this Plan to the contrary, the Committee may not amend, modify, alter or terminate this Plan so as to adversely affect payments or benefits then payable, or which could become payable, to a Participant under the Plan, except to the minimum extent required to comply with any applicable law, either (i) during the one-year period following the date on which advance written notice of such amendment, modification, alteration or termination is provided to the affected Participants in the manner specified in Section 6.10, or (ii) during the CIC Period.
ARTICLE SIX
MISCELLANEOUS
6.01    Participant Rights. Except to the extent required or provided for by mandatorily imposed law as in effect and applicable hereto from time to time, neither the establishment of the Plan, nor any modification thereof, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Employer, or any officer or employee thereof, or the Board or the Administrator, except as herein provided; nor shall any Participant have any legal right, title or interest in the assets of the Employer. This Plan shall not constitute a contract of employment nor afford any individual any right to be retained or continued in the employ of the Employer or in any way limit the right of the Employer to discharge any of its employees, with or without cause. Participants have no right to receive any payments or benefits that the Employer is prohibited by applicable law from making.
6.02    Administrator Authority.
(a)    The Administrator will administer the Plan and have the full authority necessary to accomplish that purpose, including, without limitation, the authority to:
(i) resolve all questions relating to the eligibility of Participants;

(ii) determine the amount of benefits, if any, payable to Participants under the Plan and determine the time and manner in which such benefits are to be paid;
(iii) engage any administrative, legal, tax, actuarial, accounting, clerical, or other services it deems appropriate in administering the Plan;
(iv) construe and interpret the Plan, supply omissions from, correct deficiencies in and resolve inconsistencies or ambiguities in the language of the Plan, resolve inconsistencies or ambiguities between the provisions of this document, and adopt rules for the administration of the Plan which are not inconsistent with the terms of the Plan document;
(v) compile and maintain all records it determines to be necessary, appropriate or convenient in connection with the administration of the Plan; and
(vi) resolve all questions of fact relating to any matter for which it has administrative responsibility.
(b)    The Administrator shall perform all of the duties and may exercise all of the powers that the Administrator deems necessary or appropriate for the proper administration of the Plan, including, but not limited to, delegation of any of its duties to one or more authorized officers or employees of the Company. All references to the authority of the Administrator in this Plan shall be read to include the authority of any party to which the Administrator delegates such authority.
(c)    The decision of the Administrator on any disputes arising under the Plan, including, but not limited to, questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
(d)    Any failure by the Administrator to apply any provisions of this Plan to any particular situation shall not represent a waiver of the Administrator’s authority to apply such provisions thereafter.
6.03    Claims and Appeals Procedure.
(a)    With respect to any claim for benefits which are provided exclusively under this Plan, the claim and any related appeal shall be administered pursuant to subsections (b) through (i) below. With respect to any claim for benefits which, under the terms of the Plan, are provided under another employee benefit plan or program maintained by an Employer, the Administrator shall determine any claim and any related appeal regarding an individual’s eligibility under the Plan pursuant to subsections (b) through (i) below but the administration of any other claim and any related appeal with respect to such benefits (including the amount of such benefits) shall be subject to the claims and appeals procedure specified in such other employee benefit plan or program.
(b)    Initial Claim. A Participant, or his or her beneficiary, or a duly authorized representative of the Participant or a beneficiary (the “claimant”) may make a claim for benefits under the Plan by filing a written claim with the Administrator within sixty (60) days after the Participant’s CIC Qualifying Termination and completing the procedures the Administrator or its delegate requires. The procedures may include the completion of forms and the submission of documents and additional information. Determinations of each such claim shall be made as described below; provided, however, that the claimant and the Administrator (or its delegate) may agree to extended periods of time for making determinations beyond those periods described below.
(c)    Initial Period for Review of the Claim. The Administrator or its delegate shall review all materials and shall decide whether to approve or deny the claim. If a claim is denied in whole or in part, written notice of denial shall be furnished by the Administrator or its delegate to the claimant within a reasonable period of time after the claim is filed, but not later than ninety (90) days after the Administrator or its delegate receives the claim. The notice shall set forth the specific reason(s) for the denial, reference to the specific Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect his or her claim and an explanation of why such material or information is necessary, and a description of the Plan’s review procedures, including applicable time limits, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
(d)    Extension of the Initial Period for Review of the Claim. If the Administrator or its delegate determines that special circumstances require an extension of time for processing the claim, it shall give written notice to the claimant and the extension shall not exceed ninety (90) days. The notice shall be given before the expiration of the ninety (90) day period described in Section 6.03(c) above and shall indicate the special circumstances requiring the extension and the date by which the Administrator or its delegate expects to render a decision.
(e)    Appeal of Denial of Initial Claim. The claimant may request a review upon written application, may review pertinent documents and may submit issues or comments in writing. The claimant must request a review within a reasonable period of time prescribed by the Administrator or its delegate. In no event shall such period of time be less than sixty (60) days.
(f)    Initial Period for Review of the Appeal. The Administrator or its delegate shall conduct all reviews of denied claims and shall render its decision within a reasonable time, but not more than sixty (60) days of the receipt of the appeal by the Administrator or its delegate. The claimant shall be notified of the Administrator’s, or its delegate’s, decision in a notice, which shall set forth the specific reason(s) for the denial, reference to the specific Plan provisions on which the denial is based, a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim, and a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.
(g)    Extension of the Initial Period for Review of the Appeal. If the Administrator or its delegate determines that special circumstances require an extension of time for reviewing the appeal, it shall give written notice to the claimant and the extension shall not exceed sixty (60) days. The notice shall be given before the expiration of the sixty (60) day period described in Section 6.03(f) above and shall indicate the special circumstances requiring the extension and the date by which the Administrator, or its delegate, expects to render its decision.
(h)    Form of Notice to Claimant. The Administrator will notify the claimant of its decision regarding an appeal of a denied claim in writing. The decision will be written in a manner calculated to be understood by the claimant.

(i)    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 of ERISA or under any other provision of law, whether statutory or otherwise, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and implicit determinations by the Administrator or its delegate (including but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law. If the Administrator or its delegate fails to follow these procedures consistent with the requirements of ERISA with respect to any claim, the claimant will be deemed to have exhausted all administrative remedies under the Plan.
6.04    Reliance on Tables and Reports. In administering the Plan, the Administrator or its delegate is entitled to the extent permitted by law to rely conclusively upon all tables, valuations, certificates, opinions and reports which are furnished by accountants, legal counsel or other experts employed or engaged by the Administrator or its delegate. The Administrator and its delegate will be fully protected in respect of any action taken or suffered by the Administrator or its delegate in good faith reliance upon all such tables, valuations, certificates, reports, opinions or other advice. The Administrator and its delegate is also entitled to rely upon any data or information furnished by the Employer or by a Participant as to any information pertinent to any calculation or determination to be made under the provisions of the Plan, and, as a condition to payment of any benefit under the Plan the Administrator or its delegate may request a Participant to furnish such information as it deems necessary or desirable in administering the Plan.
6.05    Expenses; Attorneys’ Fees. All Plan administration expenses shall be paid by the Company.
6.06    Successors.
(a)    This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain the agreement provided for in the preceding sentence in connection with a Change in Control will constitute a material breach of the Plan by the Company, which will entitle the Participant to terminate employment for Good Reason and obtain the Severance Benefits provided in Section 4.02.
(b)    The Plan shall inure to the benefit of and be binding upon and enforceable by the Company and the Participants and their personal and legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. If a Participant should die after incurring a CIC Qualifying Termination and prior to receiving all of the Severance Benefits, the Severance Benefits (or any remaining amounts) shall be paid to the beneficiary designated by the Participant in a beneficiary designation form for this Plan, and in the event no such form is provided or the Participant has not otherwise properly designated a beneficiary, the Severance Benefits shall be payable to the Participant’s estate, provided that in all cases the Participant’s beneficiary or the Personal Representative of the Participant’s estate signs a Release similar to the form to be signed by the Participant as a condition of payment of such Severance Benefits.

(c)    Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries as described in Section 6.06(b).
6.07    Construction. In determining the meaning of the Plan, words imparting the masculine gender shall include the feminine and the singular shall include the plural, unless the context requires otherwise. Unless otherwise stated, references to Sections are references to Sections of this Plan. Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).
6.08    References to Other Plans and Programs. Each reference in the Plan to any plan, policy or program, this Plan or any other document of the Employer or affiliate of the Employer shall include any amendments or successor provisions thereto without the necessity of amending the Plan for such changes.
6.09    Notices. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when sent by express U.S. mail or overnight delivery through a national delivery service (or an international delivery service in the case of an address outside the U.S.) with signature required. Notice to the Company, the Board or the Administrator shall be directed to the attention of the Secretary of the Company at the address of the Company’s headquarters, and notice to a Participant shall be directed to the Participant at the most recent address of the Participant’s personal residence on file with the Company.
6.10    Service of Legal Process. Service of legal process may be made upon the Administrator to the attention of the Secretary of the Company at the address of the Company’s headquarters.
6.11    Plan Year. The records of the Plan shall be maintained on the basis of the Company’s fiscal year, which is the calendar year.
6.12    No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any payment provided pursuant to this Plan, nor shall the amount of any such payment be reduced by any compensation that the Participant receives from any other source, except as provided in this Plan.
6.13    Withholding of Taxes. The Employer may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
6.14    Governing Law. Except to the extent that the Plan may be subject to the provisions of ERISA and/or the Code, the Plan will be construed and enforced according to the laws of the State of Nebraska, without giving effect to the conflict of laws principles thereof.
6.15    Validity/Severability. If any provision of this Plan or the application of any provision to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid or unenforceable will be reformed to the extent (and only to the extent) necessary to make it enforceable or valid. To the extent any provisions held to be invalid or unenforceable cannot be reformed, such provisions are to be stricken here from and the remainder of this Plan will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.
6.16    Miscellaneous. Any party’s failure to enforce any provision(s) of the Plan following a breach by another party of, or compliance with, any condition or provision of this Plan to be performed by such other party shall not be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Plan.
6.17    Source of Payments. All payments provided under this Plan, other than payments made pursuant to any Employer employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be required to be established, and no other segregation of assets required to be made, to assure payment. To the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured creditor of the Company.
6.18    Survival of Provisions. Notwithstanding any other provision of this Plan, the rights and obligations of the Company and the Participants under Article Four, Section 6.03 and Sections 6.06 through 6.18 will survive any termination or expiration of this Plan or the termination of the Participant’s employment for any reason whatsoever.
The foregoing was adopted this 23rd day of February 2021.

WERNER ENTERPRISES, INC.
By /s/ James L. Johnson
Name: James L. Johnson
Title: EVP, CAO and Corporate Secretary

Annex A

Initial Participants as of February 23, 2021

Tier Level Multiplier - 2.0x	Tier Level Multiplier - 1.5x	Tier Level Multiplier - 1.0x
Derek Leathers	Marty Nordlund Jim Johnson Jim Schelble John Steele Craig Callahan Nathan Meisgeier Daragh Mahon	Eric Downing Matt Parry Chad Dittberner Lance Dixon Chris Neil Scott Reed

Annex B
Change In Control Severance Plan—Restrictive Covenants
As a condition to participating in the Plan, the Participant hereby agrees to the following:
1.Participant shall not divulge to anyone, either during or at any time after employment, any information constituting a trade secret or other confidential information acquired by him or her concerning the Company, its Subsidiaries or affiliates (collectively, the “Company Group”), except in the performance of his or her duties hereunder, including but not limited to its revenues, business systems and processes to the extent such information (a) is not generally known by the public and (b) is treated as confidential information by the Company Group (“Confidential Information”). Participant acknowledges that any Confidential Information is of great value to the Company, and upon the termination of his or her employment, Participant shall redeliver to the Company Group all Confidential Information and other related data in his or her possession. Notwithstanding any other provision in the Plan to the contrary, Confidential Information does not include information that enters the public domain, other than through breach of Participant’s obligations to the Company Group.
2.Participant hereby agrees that during the Restrictive Period (as defined below) and during the Participant’s employment by the Company Group, he or she shall not, directly or indirectly, individually or as a sole proprietor, or as a stockholder, partner, officer, director, employee, agent, consultant, or independent contractor of a corporation, partnership, limited liability company or any other entity, solicit the sale of services from or place, accept or aid in the replacement of services of any customer, carrier, shipper or third party logistics company of the Company with whom Participant actually did business and had personal contact within the Restrictive Period, of the type of character provided by Company to such customer, carrier, shipper or third party logistics company during Participant’s employment. Notwithstanding the foregoing, nothing herein shall prevent Participant from passively owning stock in a publicly traded corporation whose activities compete with those of the Company Group, provided that such stock holdings are not greater than five percent (5%) of such corporation. “Restrictive Period” means the period commencing as of the date of participation in the Plan and ending on the date coincident with number of months equal to the Participant’s Tier Level Multiplier times twelve (12).
3.Participant shall not, during the Restrictive Period, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company Group’s business activities including, without limitation, the solicitation of the Company Group’s customers, suppliers, vendors, lessors, lessees, licensors, or licensees, to terminate or diminish their relationship with the Company Group; provided that the restrictions described in this paragraph 3 shall apply during the Restrictive Period only with respect to persons who are as of the date of termination, or who have been during the final two (2) years prior thereto, customers, suppliers, vendors, lessors, lessees, licensors or licensees of the Company.
4.Participant shall not, during the Restrictive Period, directly or indirectly, hire, offer to hire, entice, solicit or in any other manner persuade or attempt to persuade any officer, employee or agent of the Company Group (but only those persons who had such status at any time while Participant was employed by the Company Group), to discontinue or alter his, her or its relationship with the Company Group. Nothing in the Plan shall prohibit Participant from publishing or advertising any general solicitation for employment not targeted at any Company Group employee covered by this paragraph 4, and it shall not be a violation for Participant to hire or encourage any other person who responds to such general solicitation.

5.At no time during or after termination of employment shall Participant, directly or indirectly, disparage the Company Group or any of the Company Group’s past or present employees, directors, products or services; provided, however, nothing in the Plan shall restrict Participant (a) from giving truthful testimony or statements in connection with any judicial proceeding or other governmental investigation or proceeding or (b) from communicating in any way with any governmental entity regarding any incident that Participant in good faith believes constitutes a violation of law.
6.Upon the receipt of reasonable notice from the Company Group (including the Company’s outside counsel), Participant agrees that while employed by the Company Group and thereafter, Participant will respond and provide information with regard to matters of which Participant has knowledge as a result of Participant’s employment with the Company Group, and will provide reasonable assistance to the Company Group and its representatives in defense of any claims that may be made against the Company Group, and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group, to the extent that such claims may relate to matters related to Participant’s period of employment with the Company Group. Any request for such cooperation shall take into account Participant’s other personal and business commitments. Participant also agrees to promptly inform the Company Group (to the extent Participant is legally permitted to do so) if he or she is asked to assist in any investigation of the Company Group or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not do so unless legally required. If Participant is required to provide any services pursuant to this paragraph 6 following termination of employment, upon presentation of appropriate documentation, the Company shall promptly reimburse Participant for reasonable out-of-pocket expenses incurred in connection with the performance of such services and in accordance with the Company’s expense policy for similarly situated officers.
7.In the event of a breach of any of the covenants contained in these restrictive covenants, Participant shall promptly repay any amounts previously paid under Section 4 of the Plan upon demand by the Company. Without intending to limit the remedies available to the Company Group, Participant acknowledges that a breach of any of the covenants contained herein may result in material and irreparable injury to the Company Group, for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat the Company Group shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining Participant from engaging in activities prohibited by the foregoing covenants or such other relief as may be required specifically to enforce any such covenants. If for any reason it is held that the restrictions herein are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope specified herein as will render such restrictions valid and enforceable.
8.In the event of any violation of the provisions of this Annex B, Participant acknowledges and agrees that the post-termination restrictions contained in this Annex B shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
9.Nothing herein shall be interpreted or applied to prohibit Participant from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that he or she may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, Participant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

Annex C
Form of Release1
SEPARATION AND RELEASE AGREEMENT
1. Separation Date. I, [Insert Employee’s name], hereby acknowledge that my employment by Werner Enterprises, Inc. (together with its subsidiaries, the “Company”) ended as of [Insert Date] (the “Termination Date”).
2. Severance Benefits. In exchange for the Company’s receipt of this Separation and Release Agreement (the “Release”) signed by me, and provided I do not revoke this Release in the manner specified in Paragraph 12 herein within seven (7) days after signing it, the Company will provide to me the severance benefits described in the Werner Enterprises, Inc. Change in Control Severance Plan (the “Plan”) on the terms and conditions set forth therein (the “Severance Benefits”). I agree and acknowledge that the Severance Benefits constitute payments or benefits to which I would not be entitled if I did not sign or if I revoke this Release. The Company acknowledges that I am entitled to the Earned Obligations as defined in the Plan irrespective of whether I execute the Release. I understand that information will be provided to me about my right to continue health benefits through the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).
3. Release of Claims.
a. General Release. In consideration of the Severance Benefits, I, on behalf of myself, my heirs, assigns, legal representatives, successors in interest, and any person claiming through me or any of them, hereby completely release and forever discharge all Released Parties from any and all claims, demands or liabilities whatsoever, based on any act or omission occurring before my signing of this Release, arising out of my employment with any of the Released Parties or the ending of such employment. The matters released include any claim arising under Title VII of the Civil Rights Act of 1964; the Federal Civil Rights Act of 1991; the Fair Credit Reporting Act; the Civil Rights Acts of 1866, 1870, 1871, and 1991; Title II of the Genetic Information Nondiscrimination Act of 2008; the Worker Adjustment and Retraining Notification Act of 1988; the Occupational Safety and Health Act of 1970; the Vietnam Era Veterans Readjustment Assistance Act of 1974; the Americans with Disabilities Act of 1990; the Federal Family and Medical Leave Act of 1993; the Equal Pay Act; the Rehabilitation Act; the Employee Retirement Income Security Act of 1974; the Age Discrimination in Employment Act (“ADEA”); the Older Workers Benefit Protection Act (“OWBPA”); the Fair Labor Standards Act of 1936; the National Labor Relations Act of 1935; the Uniformed Services Reemployment Rights Act of 1994; the Georgia Equal Employment for Persons with Disabilities Code, O.C.G.A. §§ 34-6A-1 to 34-6A-6 (prohibiting discrimination on the account of disability); the [Insert any additional laws as appropriate at the Termination Date], all of the foregoing as amended; any other federal, state or local law, regulation or ordinance regulating employment discrimination, wages, hours and working conditions, or other worker protections; or any other federal, state or local statutory or common law where I was employed or resided
1 NOTE: The Parties agree that the Company may revise the release in light of additional statutes or claims so that the Company receives the benefit of the fullest legally permissible release of claims and may also change the timing, if required, to obtain such release. This footnote and the other footnotes are part of the form of release and are to be removed only when the Company finalizes the letter agreement for execution. If the release is due after the executive’s death, the Company will revise and provide for a comparable release by his estate or beneficiaries.

pertaining to employment relations, my employment or the termination of my employment, including any action based on any alleged breach of contract, breach of the covenant of good faith and fair dealing, fraud, fraudulent inducement or any other tort; any violation of public policy or statutory or constitutional rights; any claim for unpaid salary (other than as due in the ordinary course in a final paycheck); severance pay, bonus or similar benefit; sick leave; pension or retirement; vacation pay (other than as due in the ordinary course in a final paycheck) or holiday pay; equity compensation; car allowance; life insurance, health or medical insurance, or any other fringe benefit; any claim for reimbursement of health or medical costs; and any claim for Disability.
For purposes of this Release, the term “Released Parties” means the Company, and each of its subsidiaries and affiliates, and all of the current and former employees, officers, directors, trustees, agents, representatives, shareholders, attorneys, accountants, partners, insurers, advisors, partnerships, joint venturers, successors and assigns, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) of any of them, in their individual and official capacities, and the respective heirs and personal representatives of any of them, and any other persons acting by, through, under, or in concert with, any of them.
b. Unknown Claims. I understand and agree that the claims released in Paragraph 3.a include not only claims presently known to me, but also all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Paragraph 3.a. I understand that I may hereafter discover facts different from what I now believe to be true that, if known, could have materially affected my willingness to execute this Release, but I nevertheless waive and release any claims or rights based on different or additional facts.
c. Exclusions from Release.
1. Certain Exclusions. Notwithstanding the foregoing, the Release does not include and will not preclude: (i) rights or claims to vested benefits under any applicable retirement plans or to the Earned Obligations; (ii) rights under COBRA; (iii) any claims not waivable by applicable law (including, where applicable, workers’ compensation claims and unemployment claims) or arising after the date I sign this Release; and/or (iv) any actions to enforce this Release or to receive the Severance Benefits.
2. Indemnification. The Company agrees that I am not releasing any claims or rights I may have for indemnification under state or other law or the governing documents of the Company and any affiliated companies, or under any indemnification agreement with the Company or under any insurance policy providing directors’ and officers’ coverage for any lawsuit or claim relating to the period when I was a director, officer, employee or agent of the Company or any affiliated company; provided, however, that (i) the Company’s acknowledgement is not a concession, acknowledgment, or guaranty that I have any such rights to indemnification or coverage in a particular matter, and (ii) the Company retains any defenses it may have to such indemnification or coverage.
4. No Claims. Except as permitted herein, I agree that I will not file, nor encourage or knowingly permit another to file, any claim, charge, action, or complaint (collectively “Claim”) concerning any matter released herein. If I have previously filed any such Claim, I agree to take all steps necessary to cause it to be withdrawn without delay; provided, however, that nothing in this Release: (a) prevents me from filing a Claim with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that I acknowledge that I may not recover any monetary benefits in connection with any such Claim; and further provided that (i) I further waive any rights or claims to any payment, benefit, attorneys’ fees or other remedial relief in connection with any such charge, investigation or proceeding; and (ii) I agree that if any such Claim is filed on my behalf, I shall take all reasonable steps necessary to refuse any damages or individualized relief in connection therewith), or (b) shall limit or restrict my right to (i) challenge the validity of this Release under the ADEA, or (ii) prosecute any ADEA claim if such claim arises after I sign this Release, and no such action on my part shall be deemed to violate this provision or any other provision of this Release. This Release does not prohibit or prevent me from engaging in activities that are not waivable and are protected by applicable federal or state laws. Further, nothing in this Release or other policies or contracts covering me prohibits me from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies, filing a complaint with government agencies, or participating in government agency investigations or proceedings, or from receiving an award for information provided to any government agency. I have been advised that I am not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information I obtained through a communication that was subject to the attorney-client privilege.
5. Release Negotiations Confidential. I represent and agree that I will keep the details of negotiation with respect to this Release completely confidential, and that I will not disclose such information to anyone, except as follows: (a) to my immediate family and professional representatives (provided they are informed of this confidentiality provision); (b) to any governmental authority; and (c) in response to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical (to the extent legally permissible) to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure. I am not required to maintain the confidentiality of the negotiations to the extent the Company publicly discloses the details of such negotiations.
6. Continuing Obligations. Except as otherwise permitted by Paragraph 4 above or in the Restrictive Covenants (as defined in the Plan), I acknowledge and reaffirm my obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that I acquired during the course of my employment with the Company, including any non-public information concerning the Company’s business affairs, business prospects, and financial condition, provided that I may respond to subpoena or other legal process, provided that before making such disclosure (other than in response to a subpoena or other process issued by a government agency), I shall give the Company as much prior notice thereof as practical (to the extent legally permissible) to enable the Company to seek, at its sole discretion, an appropriate order preventing such disclosure. I further acknowledge and reaffirm my continuing obligations with respect to the Restrictive Covenants, all of which remain in full force and effect.
7. Return of Company Property. I confirm that I have returned to the Company in good working order all Company-owned keys, files, records (and copies thereof), equipment (including computer hardware, software and printers, wireless handheld devices, cellular phones, tablets, smartphones, etc.), Company identification, Company proprietary and confidential information, and any other Company-owned property in my possession or control; that I will have left intact with, or delivered intact to, the Company all electronic Company documents and internal and external websites including those that I developed or helped to develop during my employment; and that I have deleted, and/or destroyed any hard copies of, all electronic files relating to the Company that are in my possession or control, including any that are located on any of my personal computers or personal external or cloud storage. I further confirm that I have cancelled all accounts for my benefit, if any, in the Company’s name, including credit cards, telephone charge cards, cellular phone accounts, and computer accounts. Notwithstanding the foregoing, I have been advised that I may retain my address book to the extent it contains only contact information and that the Company will reasonably cooperate with me to transfer my Company cell phone number to a personal device.
8. Entire Agreement. Except as referenced in Paragraph 6 above, this Release constitutes the entire agreement between the Company and me as to any matter referred to in this Release. This Release supersedes all other agreements between the Company and me, other than the general benefit plans under which I am a participant and any outstanding equity awards from the Company. In executing this Release, I am not relying upon any agreement, representation, written or oral statement, understanding, omission, or course of conduct that is not expressly set forth in this Release.
9. Governing Law. This Release shall be governed by and enforced in accordance with the laws of the State of Nebraska, without regard to its conflicts of law principles.
10. Successors and Assigns. This Release will bind and inure to the benefit of the successors, assigns, heirs and personal representatives of the Released Parties and me.
11. Review Period; Revocation. I acknowledge that prior to signing this Release, I have been advised to consult with an attorney of my choice to review the Release, and have taken such opportunity to the extent I wish to do so. I further acknowledge that the Company has given me at least [twenty-one (21)] days to decide whether I wish to execute this Release. I understand that I may revoke this Release at any time during the seven (7) days after I sign it (the “Revocation Period”), and that the Release shall not become effective until the end of that Revocation Period. I understand and agree that by executing, timely returning, and not revoking this Release, I am waiving any and all rights or claims I might have under the ADEA, as amended by the OWBPA,2 and that I have received consideration beyond that to which I was entitled without providing this Release. If I choose to revoke the Release, such revocation must be by means of a writing signed by me and delivered within the seven (7) day Revocation Period as follows: via facsimile, electronic mail, first class mail, or hand-delivery to the Vice President – Human Resources at Werner Enterprises, Inc., 14507 Frontier Road, Omaha, Nebraska 68138, Email: schristensen@werner.com, or by facsimile number to 402-894-xxxx. If I sign this Release and return the Release via electronic mail or facsimile, I agree that my electronic signature or facsimile signature will be valid and binding for all purposes.
12. Modification in Writing. No provision of this Release may be modified, amended or waived except by a writing signed by me and an authorized representative of the Company.
13. No Admission of Liability. This Release shall not at any time or for any purpose be deemed an admission of liability of any kind by any Released Party. This Release may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
14. Headings; Interpretation. The headings, titles and captions contained in this Release are inserted only for the convenience of the parties and for reference, and in no way define, limit, extend or describe the scope of this Release or the intent of any provision hereof. References in this Release to “include” or “including” should be read as though they said “without limitation” or equivalent forms.
15. Severability. If any provision of this Release shall, for any reason, be held by a court or other tribunal of competent jurisdiction to be invalid, void or unenforceable, in whole or in part, such adjudication shall in no way affect any other provisions of this Release or the validity or enforcement of
2 NOTE: To be revised when necessary, and any other OWBPA provisions added the remainder of this Release, and any provision thus affected shall itself be modified only to the extent necessary to bring the provision within the applicable requirements of the law.
16. Automatic Revocation. If the Company determines my cessation of employment is to be treated as for Cause (as defined in the Plan) either at or after the Termination Date (where permitted by the Plan) and the Company acts upon such determination in a manner materially adverse to me, this Release, if already executed, is automatically revoked retroactively, and neither party is obligated by it.
17. Timely Execution. To receive the Severance Benefits, I must sign this Release on or after my Separation Date, and return it to the Company within [twenty-one (21) days] after my Separation Date, as follows: via facsimile, electronic mail, first class mail, or hand delivery to the Vice President – Human Resources at Werner Enterprises, Inc., 14507 Frontier Road, Omaha, Nebraska 68138, Email: schristensen@werner.com, or by facsimile number 402-894-xxxx. If I return this Release via electronic mail or facsimile, I agree that my electronic signature or facsimile signature will be valid and binding for all purposes.
Signatures on Following Page

EMPLOYEE’S ACCEPTANCE OF RELEASE
I have read this Release and I understand all of its terms. I acknowledge and agree that this Release is executed voluntarily, without coercion, and with full knowledge of its significance. I acknowledge that I have been advised to consult with an attorney of my choice to review the Release, and have taken such opportunity to the extent I wish to do so. I further acknowledge that I have been given [twenty-one (21)] days during which to decide whether to execute this Release, and have used that time to the extent I wish to do so. I understand that my execution of this Release constitutes a full, unconditional general release of any and all known or unknown claims that I may have against any Released Party, despite the fact that I may become aware of claims in the future that I did not consider prior to signing this Release.

Date:
[Insert Employee’s Name]

Accepted:
Werner Enterprises, Inc.

By:
[Name]
[Title]